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                                                                     EXHIBIT 2.1
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                            STOCK PURCHASE AGREEMENT

                          (ROWLAND TRUCKING CO., INC.)

                                     AMONG,

                               YALE E. KEY, INC.

                                      AND

                               ROBERT D. CALHOON





                         DATED AS OF SEPTEMBER 1, 1997




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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of September 1, 1997 by and among Yale E. Key, Inc., a Texas corporation ("Buyer"), and Robert D. Calhoon (the "Shareholder").

                                 WITNESSETH:

         WHEREAS, Buyer is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal executive offices at 1501 E. Taylor, Midland, Texas 79701; and

         WHEREAS, Rowland Trucking Co., Inc. (the "Company") is a corporation duly organized and validly existing under the laws of the State of New Mexico, with its principal executive offices at 1909 W. Marland Blvd. (P. O. Box 340 - 88241), Hobbs, New Mexico 88240; and

         WHEREAS, the Shareholder owns 500,000 shares (the "Rowland Shares") of common stock, par value $1.00 per share, of the Company (the "Rowland Common Stock") which constitutes all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, the Shareholder desires to sell to Buyer, and Buyer desires to purchase from the Shareholder all of the issued and outstanding capital stock of the Company; and

         WHEREAS, contemporaneously herewith the Shareholder is selling and the Buyer is buying all of the issued and outstanding capital stock of Ram Oil Well Service, Inc. ("Ram") pursuant to the terms of a Stock Purchase Agreement between the Buyer and the Shareholder dated as of the date hereof (the "Ram Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE

         1.1.    Purchase and Sale of the Rowland Shares.    Subject to the
terms and conditions of this Agreement, on the date hereof, the Shareholder agrees to sell and convey to Buyer, free and clear of all Encumbrances (as defined in Section 2.1.8.1 hereof), and Buyer agrees to purchase and accept from the Shareholder, all of the Rowland Shares. In consideration of the sale of the Rowland Shares, Buyer shall pay to the Shareholder $15,500,000 in cash by wire transfer of immediately available funds (of which the sum of $37,000 shall be paid in consideration of the Shareholder's covenant not to compete as set forth in Section 3.1 hereof), and the Cash Adjustment Payment (as defined in Section 1.3 hereof), if any, in accordance with Section 1.3 hereof.
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         1.2.    Delivery of the Rowland Certificates.  The Shareholder shall deliver to Buyer on the date hereof duly and validly issued certificate(s) representing all of the Rowland Shares, each such certificate having been duly endorsed and in good form for transfer or accompanied by stock powers duly executed, sufficient and in good form to properly transfer such shares to Buyer.

         1.3 Adjustment of Purchase Price. Shareholder and Buyer shall cause to be prepared a balance sheet of the Company as of August 31, 1997 (the "Final Balance Sheet") within 30 days after the date hereof. The Final Balance Sheet shall be developed using accounting principles applied on a basis consistent with the 12/31 Balance Sheet (as defined in Section 2.1.6 hereof). Buyer and the Shareholder shall jointly review the Final Balance Sheet and any supplemental reports delivered in connection therewith (including, but not limited to, all adjusting entries made to the Final Balance Sheet) and will endeavor in good faith to resolve all disagreements regarding the entries thereon and reach a final determination thereof within 10 days from the date of delivery of the Final Balance Sheet to the Shareholder.

         Within 10 days of reaching such final determination, the following adjusting payments shall be made:

         (1) If the Final Net Book Value of the Company (defined below) exceeds the Interim Net Book Value of the Company (defined below), Buyer shall pay to the Shareholder the amount of such excess (the "Cash Adjustment Payment").

         (2) If the Final Net Book Value of the Company is less than the Interim Net book Value of the Company, the Shareholder shall pay to Buyer the amount of such difference (the "Cash Adjustment Payment").

         The term "Final Net Book Value of the Company" means the dollar value of the amount by which (i) the total assets of the Company recorded on the Final Balance Sheet exceeds (ii) the total liabilities of the Company as recorded on the Final Balance Sheet. The term "Interim Net Book Value of the Company" means $4,880,994.44. It is understood and agreed by the parties hereto that Shareholder withdrew from the Company as of August 31, 1997 the sum of $1,500,000.00 in cash and such withdrawal was taken into consideration in developing the Closing Balance Sheets (as defined in 3.7 hereof) and will be taken into consideration in developing the Final Balance Sheet.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Buyer as follows:

                 2.1.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, has full





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         requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

                 2.1.2. Agreement Authorized and its Effect on Other Obligations. The Shareholder is a resident of Palo Pinto County, Texas, above the age of 18 years, and has the legal capacity and requisite power and authority to enter into, and perform his obligations under this Agreement. This Agreement is a valid and binding obligation of the Shareholder enforceable against the Shareholder (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by the Shareholder will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Certificate of Incorporation or Bylaws of the Company or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Company or the Shareholder is a party or by which the Company or the Shareholder or their respective properties are bound.

                 2.1.3. Capitalization; Total Assets. The authorized capitalization of the Company consists of 500,000 shares of Rowland Common Stock, of which, as of the date hereof, 500,000 shares are issued and outstanding and owned beneficially and of record by the Shareholder. On the date hereof, the Company has no outstanding options, warrants, calls or commitments of any character relating to any of its authorized but unissued shares of capital stock. All issued and outstanding shares of the Rowland Common Stock are validly issued, fully paid and non-assessable and are subject to preemptive rights. None of the outstanding shares of the Rowland Common Stock are subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

                 2.1.4. Ownership of the Rowland Shares. The Shareholder holds good and valid title to all of the Rowland Shares, free and clear of all Encumbrances. The Shareholder possesses full authority and legal right to sell, transfer and assign to Buyer the Rowland Shares, free and clear of all Encumbrances. Upon transfer to Buyer by the Shareholder of the Rowland Shares, subject to any Encumbrances created by Buyer, Buyer will own the Rowland Shares free and clear of all Encumbrances. There are no claims pending or, to the knowledge of the Shareholder, threatened, against the Company or the Shareholder that concern or affect title to the Rowland Shares, or that seek to compel the issuance of capital stock or other securities of the Company.





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                 2.1.5.   No Subsidiaries.  There is no corporation,
         partnership, joint venture, business trust or other legal entity in which the Company, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting securities.

                 2.1.6. Financial Statements. The Shareholder has delivered to Buyer a copy of the Company's audited balance sheet for the year ended December 31, 1996 (the "12/31 Balance Sheet"), and related statements of earnings and retained earnings (collectively, the "12/31 Financial Statements"), and a copy of the Company's unaudited balance sheet (the "Interim Balance Sheet") as at and for the four months ended April 30, 1997 (the "Interim Balance Sheet Date"), and related income statement (collectively, the "Interim Financial Statements"),
         copies of all of which are attached hereto as Schedule 2.1.6.   The
         12/31 Financial Statements and the Interim Financial Statements are complete in all material respects. The 12/31 Financial Statements present fairly the financial condition of the Company as at the date and for the periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Interim Financial Statements present fairly the financial condition of the Company as of the date and for the periods indicated and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis, subject only to normal year end adjustments consistent with those made on the 12/31 Financial Statements. The accounts receivable reflected in the Interim Balance Sheet, or which have been thereafter acquired by the Company, have been collected or are collectible at the aggregate recorded amounts thereof. The inventory of the Company reflected in the Interim Balance Sheet, or which has thereafter been acquired by it, consists of items of a quality usable and salable in the normal course of the Company's business, and the value at which the inventory is carried is at the lower of cost or market.

                 2.1.7. Liabilities. Except as disclosed on Schedule 2.1.7 hereto, the Company has no liabilities or obligations, either accrued, absolute or contingent, nor does the Shareholder have any knowledge of any potential liabilities or obligations, other than those (i) reflected or reserved against in the Interim Balance Sheet or (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date that would materially adversely affect the value and conduct of the business of the Company.

                 2.1.8 Additional Information. Attached hereto as Subschedules to Section 2.1.8 are true, complete and correct lists of the following items as of June 30, 1997 (unless otherwise specifically noted):

                          2.8.1.  Real Estate.  All real property and
                 structures thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, by the Company, with a description of the nature and amount of any Encumbrances (defined below) thereon. The term "Encumbrances" means all liens, security interests, pledges, mortgages, deed of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities,





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                 easements, rights-of-way, limitations, reservations,
                 restrictions and other encumbrances of any kind or nature;

                          2.1.8.2. Machinery and Equipment.  All  machinery,
                 trucks, trailers and other transportation equipment, vehicles, tools, equipment, furnishings and fixtures and other personal property owned, leased or subject to a contract of purchase and sale, or lease commitment, by the Company with a description of the nature and amount of any Encumbrances thereon;

                          2.1.8.3. Inventory.  All inventory items or groups of
                 inventory items owned by the Company, excluding raw materials and work in process, which raw materials and work in process are valued on the Interim Balance Sheet, together with the amount of any Encumbrances thereon;

                          2.1.8.4. Receivables.  All accounts and notes
                 receivable of the Company, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which the Company holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                          2.1.8.5. Payables.  All accounts and notes payable of
                 the Company, all of which are current;

                          2.1.8.6. Insurance.  All insurance policies or bonds
                 currently maintained by the Company, including title insurance policies, with respect to the Company, including those covering the Company's properties, machinery, equipment, trucks, trailers and other transportation equipment and vehicles, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

                          2.1.8.7. Contracts.  All material contracts,
                 including leases pursuant to which the Company is lessor or lessee, which are to be performed in whole or in part after the date hereof;

                          2.1.8.8. Employee Compensation Plans.  All bonus,
                 incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other employee benefit or fringe benefit plans, arrangements or trust agreements of the Company or any employee benefit plan maintained by the Company, together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters and other correspondence from governmental entities that have been received with respect to such plans, arrangements or agreements (collectively, "Employee Plans");





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                          2.1.8.9. Employee Compensation.  The names and levels
                 of compensation of all of the Company's present salaried employees and the pay rates for each category of hourly employees and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                          2.1.8.10. Bank Accounts.  The name of each bank in
                 which the Company has an account and the names of all persons authorized to draw thereon;

                          2.1.8.11. Employee Agreements.  Any collective
                 bargaining agreements of the Company with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of the Company;

                          2.1.8.12. Licenses and Permits.  All material
                 permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, licenses and other rights of every kind and character (collectively, the "Permits") of the Company under which it conducts its business;

                          2.1.8.13. Promissory Notes; Guaranties.  All
                 long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements and any other agreements of the Company relating thereto or with respect to collateral securing the same, together with all indebtedness, liabilities and commitments of others and as to which the Company is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

                          2.1.8.14. Reserves and Accruals.  All accounting
                 reserves and accruals materially affecting the Interim Balance Sheet; and

                          2.1.8.15. Environment.  All environmental permits,
                 approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by the Company and all environmental audits, assessments, investigations and reviews conducted by the Company within the last five years or otherwise in the Company's possession on any property owned, leased or used by either of the Companies.

                 2.1.9. No Defaults. Except as listed on Schedule 2.1.8.7 hereto, to the knowledge of Shareholder, the Company is not a party to, or bound by, any contract or arrangement of any kind to be performed after the date hereof, nor is the Company in default in any obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other arrangement.





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                 2.1.10. Absence of Certain Changes and Events.  Other than as a result of the transactions contemplated by this Agreement, since the Interim Balance Sheet Date, there has not been:

                          2.1.10.1. Financial Change.  Any material adverse
                 change in the financial condition, backlog, operations, assets, liabilities or business of the Company;

                          2.1.10.2. Property Damage.  Any material damage,
                 destruction, or loss to the business or properties of the Company (whether or not covered by insurance);

                          2.1.10.3. Distributions.  Any declaration, setting
                 aside, or payment of any dividend or other distribution in respect of the Rowland Common Stock, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock, except as disclosed on Schedule 2.1.10.3 hereto;

                          2.1.10.4. Capitalization Change.  Any change in the
                 capital stock or in the number of shares or classes of the Company's authorized or outstanding capital stock as described in Section 2.1.3 hereof;

                          2.1.10.5. Labor Disputes.  Any labor or employment
                 dispute of whatever nature; or

                          2.1.10.6. Other Material Changes.  Any other event or
                 condition known to the Shareholder particularly pertaining to and materially adversely affecting the operations, assets or business of the Company.

                 2.1.11. Taxes. All federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs, duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by the Company for each period for which any such returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all such returns are true and correct; the Company has only done business in New Mexico and Texas; all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by the Company; and the tax provisions reflected in the Interim Balance Sheet are adequate, in accordance with generally accepted accounting principles, to cover liabilities of the Company at the date thereof for all taxes, including any assessed interest, assessed penalties and additions to taxes of any character whatsoever applicable to the Company or its assets or business. No waiver of any statute of limitations executed by the Company with respect to any income or other tax is in effect for any period. The income tax returns of the Company have never been examined by the Internal Revenue Service or the taxing authorities of any other jurisdiction. There are no tax liens on any assets of the Company except for taxes not yet currently due. Except as it relates to an allocation of tax attributes between the Company and Ram, the Company is not subject to any tax-sharing or allocation





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         agreement. The Company is, and has been a Subchapter S-Corporation under the Internal Revenue Code of 1986, as amended since its formation. The Company is not and never has been, a member of a consolidated group subject to Treasury Regulation 1.1502-6 or any similar provision.

                 2.1.12. Intellectual Property. To the Shareholder's knowledge, the Company owns or possesses licenses to use all patents, patent applications, trademarks or service marks (including representations and applications therefor), trade names, copyrights or written know how, trade secrets or similar proprietary data or the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to the business of the Company or that are necessary for the rendering of any services rendered by the Company and the use or sale of any equipment or products used or sold by the Company. The Company has not received any notice of infringement, misappropriation or conflict with, the Intellectual Property rights of others.

                 2.1.13. Title to and Condition of Assets. The Company has good, indefeasible and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the Interim Balance Sheet or in the subschedules to Section 2.1.8 hereto, free and clear of any Encumbrance of any nature whatsoever, except (i) Encumbrances reflected in the Interim Balance Sheet or in the subschedules to Section 2.1.8 hereto, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of the Company. All leases pursuant to which the Company leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default or, to the knowledge of the Shareholder, event which with notice or lapse of time, or both, would constitute a default by the Company and in respect to which the Company has not taken adequate steps to prevent a default from occurring. The buildings and premises of the Company that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All machinery, trucks, trailers and other transportation equipment and vehicles, tools and other major items of equipment of the Company are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and, to the knowledge of the Shareholder, are free from any known defects, except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations and all such assets conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance or regulation relating to any such assets has been received by the Company or the Shareholder, except such as have been fully complied with.

                 2.1.14. Contracts. All contracts, leases, plans or other arrangements to which the Company is a party, by which it is bound or to which the Company or its assets are subject are in full force and effect, and constitute valid and binding obligations of the Company. The





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         Company is not, and, to the knowledge of the  Shareholder, no other party to any such contract, lease, plan or other arrangement is in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder. No contract has been entered into on terms which could reasonably be expected to have a material adverse
         effect on  the Company.   The Shareholder has not received any
         information which would cause the Shareholder to conclude that any customer representing annual revenues of $100,000 or more to the Company will (or is likely to) cease doing business with the Company (or its successors) as a result of the consummation of the transactions contemplated hereby.

                 2.1.15. Licenses and Permits. The Company possesses all Permits necessary under law or otherwise for the Company to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used, including all such Permits listed in Schedule 2.1.8.12 hereto (collectively, the "Required Permits"). To the knowledge of the Shareholder, each of the Required Permits and the Company's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the Company subject to administrative powers of regulatory agencies having jurisdiction. To the knowledge of the Shareholder, the Company is in compliance in all respects with the terms of each of the Required Permits. None of the Required Permits have been, or to the knowledge of the Shareholder, is threatened to be, revoked, canceled, suspended or modified.

                 2.1.16. Litigation. Except as set forth in Schedule 2.1.16 hereto, there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending to which the Company is a party or, to the knowledge of the Shareholder, might become a party or which particularly affects the Company or its assets, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests the Company, pending or, to the knowledge of the Shareholder, threatened.

                 2.1.17. Environmental Compliance.

                          2.1.17.1. Environmental Conditions.  Except as set
                 forth in Schedule 2.1.17.1 hereto, there are no environmental conditions or circumstances, including, without limitation, the presence or release of any Substance of Environmental Concern (as defined below), on any property presently or previously owned, leased or operated by the Company, or on any property to which any Substance of Environmental Concern or waste generated by the Company's operations or use of its assets were disposed of, which would have a material adverse effect on the business or business prospects of the Company. The term "Substance of Environmental Concern" means (a) any gasoline, petroleum (including crude oil or any fraction thereof), petroleum product, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutant, contaminant, radiation and any other substance of any kind, whether or not any such substance is defined as toxic or hazardous under any Environmental Law





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                 (as defined in Section 2.1.17.3 hereof), that is regulated pursuant to or could give rise to liability under any Environmental Law;

                          2.1.17.2 Permits, etc. The Company has, and within
                 the period of all applicable statute of limitations has had, in full force and effect all environmental Permits required to conduct its operations, and is, within the period of all applicable statutes of limitations has been, operating in compliance thereunder;

                          2.1.17.3. Compliance. The Company's operations and
                 use of its assets are, and within the period of all applicable statutes of limitations, have been in compliance with applicable Environmental Law. "Environmental Law" as used herein means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United States, or any State, local, municipal or other governmental authority or quasi-governmental authority, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environmental or of human health, or employee health and safety as from time to time has been or is now in effect.

                          2.1.17.4. Environmental Claims. No notice has been received by the Company or the Shareholder from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action. litigation, or liability, including, without limitation any claim for remedial obligations, response costs or contribution, relating to any Environmental Law;

                          2.1.17.5. Enforcement. The Company, and to the knowledge of the Shareholder, no predecessor of the Company or other party acting on behalf of the Company, has entered into or agreed to any consent, decree, order, settlement or other agreement, nor is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law;

                          2.1.17.6. Liabilities. The Company has not assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent under any Environmental Law;

                          2.1.17.7. Renewals. The Shareholder does not know of any reason why the Company (or its successors) would not be able to renew without material expense any of the permits, licenses, or other authorizations required pursuant to any of the Environmental Law to conduct and use any of the Company's current or planned operations; and

                          2.1.17.8. Asbestos and PCBs. No material amounts of friable asbestos currently exist on any property owned or operated by the Company , nor do





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                 polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by the Company in its operations or on its properties.

                 2.1.18. Compliance with Other Laws. To the knowledge of the Shareholder, The Company is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

                 2.1.19.  ERISA Plans or Labor Issues.  Except as reflected in
         Schedule 2.1.8.8 hereto, the Company does not currently sponsor, maintain or contribute to and has not at any time sponsored, maintained or contributed to any employee benefit plan which is or was subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has not engaged in any unfair labor practices which could reasonably be expected to result in a material adverse effect on its operations or assets. There are no labor disputes or, to the knowledge of the Shareholder, any disputes threatened by current or former employees of the Company. As to each Employee Plan:

                          (i) For purposes of this Section 2.1.19, all references to the Company shall be deemed to refer to the Company and any trade or business, whether or not incorporated, which together with the Company would be deemed or treated as a "single employer" with the meaning of Code
                 Section 414 or ERISA Section 4001.  None of the Employee Plans
                 (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code of Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iv) provides for medical, life or other types of insurance benefits to current or future retired or former employees of the Company (other than as required for Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA") continuation coverage under Code Section 4980B or similar state law), (v) obligates the Company to pay any severance or similar benefits solely as a result of a change in control or ownership of the Company, or (vi) is a "voluntary employees' beneficiary association" with the meaning of Code Section 501(c)(9).

                          (ii) Each Employee Plan complies with and has been administered in form and in operation in compliance with all applicable laws include, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and COBRA, and the Shareholder has not received any notice from any governmental authority questioning or challenging such compliance;

                          (iii) The Company's administration and operation of the Employee Plans has not been conducted in such a manner as would give rise to any material fines, penalties, taxes, claims or charges against the Company by a governmental entity or any third party or otherwise result in a material adverse effect on the Company's financial condition.

                          (iv) Funding of the Rowland Trucking Co., Inc. 401(k) Plan is in the sole discretion of the Company regardless of past funding practices, and the Rowland Trucking Co., Inc. 401(k) Plan may be terminated at any time without liability to the Company other than the obligation to distribute the funds held by the Rowland Trucking Co., Inc. 401(k) Plan in accordance with the provisions thereof;

                          (v) There has been no event or condition which presents a material risk of termination of any Employee Plan of the Company;

                          (vi) The execution, delivery and performance of this Agreement will not cause any Employee Plan of the Company to be terminated or otherwise adversely affect the administration or operation thereof. The Company's administration of its Employee Plans following the date hereof in the same manner as such plans were administered by the Company prior to the Closing will not violate any applicable laws or otherwise result in a material adverse effect on the financial condition of the Company;

                          (vii) Except as would not cause a material adverse effect, each Employee Plan which is intended to be qualified under Code Section 401(a), (i) has been timely amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent federal legislation which is required to be adopted prior to the date hereof and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Employee Plan as amended for such tax law changes, or is within the remedial amendment period for seeking such favorable determination letter. Nothing has occurred since the date of the most recent determination letter that would adversely affect the qualified status of each such Employee Plan or the tax-exempt status of any related trust;

                          (viii) During the five years preceding the date hereof (i) no under-funded pension plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 or ERISA Section 302 has been transferred out of the Company and (ii) the Company has not participated in or contributed to, or had an obligation to participate in or contribute to, any multiemployer plan (as defined in ERISA Section 3(37));

                          (ix) The Company has not incurred, and has no reason to expect that it will incur, any liability to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation (PBGC), or to any multiemployer plan, or otherwise under Title IV of ERISA (including any withdrawal liability), or otherwise under ERISA or the Code, with respect to any Employee Plan that the Company maintains or contributes to, or had an obligation to contribute to;

                          (x) Consistent with applicable laws, the Company may amend or terminate any Employee Plan at any time without the consent of any participant therein or any other person.

                 2.1.20. Investigations; Litigation. Neither the Shareholder nor the Company has received any notice or other indication that any investigation or review by any governmental entity with respect to the Company or any of the transactions contemplated by this Agreement is pending. To the knowledge of the Shareholder, no investigation or review by any governmental entity with respect to the Company or any transaction contemplated by this Agreement is threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Company at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or business of the Company.

                 2.1.21. No Trade Names. There are no trade names, assumed names and fictitious names used or held by the Company.

                 2.1.22. Absence of Certain Business Practices. To the knowledge of the Shareholder, neither the Company nor any officer, employee or agent of the Company, nor any other person acting on their behalf, has directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of the Company (or to assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the assets, business or operations of the Company as reflected in the Interim Balance Sheet, or (iii) if not continued in the future, might materially adversely effect the assets, business operations or prospects of the Company or which might subject the Company to suit or penalty in a private or governmental litigation or proceeding.

                 2.1.23. No Untrue Statements. The Company and the Shareholder have made available to Buyer true, complete and correct copies of all contracts, documents concerning all litigation and administrative proceedings, licenses, permits, insurance policies, lists of suppliers and customers, and records relating principally to the Company's assets and business, and such information covers all commitments and liabilities of the Company relating to its business or assets, as contemplated in the terms of this Agreement. This Agreement and the agreements and instruments to be entered into in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading in any material respect.

                 2.1.24. Consents and Approvals. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Shareholder, is required to be made or obtained by the Company or the Shareholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                 2.1.25. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Shareholder and his counsel directly with Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

         2.2. Representations and Warranties of Buyer. Buyer represents and warrants to the Shareholder as follows

                 2.2.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

                 2.2.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under (a) the Articles of Incorporation or Bylaws of Buyer or (b) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Buyer or any of its property is bound.

                 2.2.3.  Consents and Approvals.   No consent, approval or
         authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                 2.2.4. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer and its counsel directly with the Company and the Shareholder and their counsel, without the intervention by any other person as the result of any act of Buyer in such a manner as to give rise to any valid claim against any of the parties hereto for any brokerage commission, finder's fee or any similar payments.

                                   ARTICLE 3

                             ADDITIONAL AGREEMENTS

         3.1. Noncompetition. Except as disclosed on Schedule 3.1 hereto or otherwise consented to or approved in writing by Buyer, the Shareholder agrees that for a period of 60 months from the date hereof, he will not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, employee, consultant, representative, holder of, or investor in as much as 5% of any security of any class of any corporation or other business entity (i) engage in competition with the business or businesses conducted by the Company, or in the business of providing property maintenance and workover services to operators of oil and gas wells, the contract drilling and completion of oil and gas wells or the production of oil and natural gas, or in any other oil and gas well service business of the nature that are provided and marketed by the Company, Buyer or any affiliate of Buyer on the date hereof in any state of the United States, or any foreign country in which the Company , Buyer or any affiliate of Buyer transacts business on the date hereof; (ii) request any present customers or suppliers of the Company to curtail or cancel their business with the Company, Buyer or any affiliate of Buyer; (iii) disclose to any person, firm or corporation any trade, technical or technological secrets of the Company, Buyer or any affiliate of Buyer or any details of their organization or business affairs or (iv) induce or actively attempt to influence any employee of the Company, Buyer or any affiliate of Buyer to terminate his employment. The Shareholder agrees that if either the length of time or geographical area set forth in this Section 3.1 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. The obligations expressed in this Section 3.1 are in addition to any other obligations that the Shareholder may have under the laws of the states in which he does business requiring an employee of a business or a shareholder who sells his stock in a corporation (including a disposition in a merger) to limit his activities so that the goodwill and business relations of his employer and of the corporation whose stock he has sold (and any successor corporation) will not be materially impaired. The Shareholder further agrees and acknowledges that the Company, Buyer and its affiliates do not have any adequate remedy at law for the breach or threatened breach by the Shareholder of this covenant, and agrees that the Company, Buyer or any affiliate of Buyer may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin the Shareholder from such breach or threatened breach. If any provisions of this
Section 3.1 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. The Shareholder acknowledges that the covenants set forth in this Section 3.1 are being executed and delivered by the Shareholder in consideration of the covenants of Buyer contained in this Agreement, the payment of the sum of $37,000 as specified in
Section 1.1 hereof and for other good and valuable consideration, receipt of which is hereby acknowledged.

         3.2. Employment. From the date hereof, Shareholder shall be employed by the Company pursuant to the terms and conditions and the salary specified in an employment agreement executed contemporaneously herewith between the Shareholder and the Company.

         3.3. Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby.

         3.4. Purchase of Real Property From the Shareholder. The Shareholder agrees that he will, on or before the consummation of the purchase and sale of the Rowland Shares pursuant to the terms of this Agreement, sell the real property described on Subschedule 2.1.8.1-6 hereto to the Company for a cash consideration of $35,000, subject to the terms of a contract for the sale of such property executed between the Shareholder and the Company contemporaneously herewith.

         3.5. Lease of Real Property from the Shareholder. The Shareholder agrees that he will, on or before the consummation of the purchase and sale of the Rowland Shares pursuant to the terms of this Agreement, lease those real properties and improvements described on Subschedules 2.1.8.1-4, 2.1.8.1-5 and 2.1.8.1-7 hereto to the Company pursuant to the terms and conditions and for the consideration set forth in a lease agreement agreed upon between the Shareholder and the Buyer.

         3.6. Ram Agreement. The Shareholder and the Buyer agree that their obligations under this Agreement (including the Shareholder's obligations under Sections 3.2, 3.4 and 3.5) are expressly conditioned upon the contemporaneous consummation of the transactions contemplated by the Ram Agreement and that neither transaction (or the Shareholder's obligations under Sections 3.2, 3.4 and 3.5) will be consummated unless both transactions are consummated contemporaneously (unless otherwise mutually agreed by the parties hereto).

         3.7. Closing Balance Sheets. The Shareholder has caused to be delivered to Buyer balance sheets of Ram and the Company as of August 31, 1997 ("Closing Balance Sheets") in the form of those attached hereto as Schedule 3.7 which reflect the total assets of the Company and Ram to be less than $10,000,000 in the aggregate. The Closing Balance Sheets have been prepared in a manner consistent with the prior regularly prepared monthly financial statements of the Company and Ram, taking into account the timing of their preparation and the withdrawal referred to in Section 1.3 hereof and the bonuses and redemptions referred to in Section 1.3 of the Ram Agreement.

3.8. Release of Guaranties. Buyer agrees that it will secure the release of the Shareholder from his personal guaranties executed in conjunction with the letters of credit and plugging bonds listed on Schedule 2.1.8.13 hereto within 30 days following the date hereof.

                                   ARTICLE 4

                                INDEMNIFICATION

         4.1. Indemnification by the Shareholder. In addition to any other remedies available to Buyer under this Agreement, or at law or in equity, the Shareholder shall indemnify, defend and hold harmless the Company, Buyer and their affiliates and their respective officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties"), against and with respect to (a) any liability incurred by the Buyer Indemnified Parties in connection with the litigation described on Schedule 2.1.16 in excess of any insurance coverage applicable thereto and (b) any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable fees and expenses of attorneys, consultants and experts (collectively, the "Damages") in excess of $230,000 in the aggregate that the Buyer Indemnified Parties shall incur or suffer, which arise, result from or relate to any breach by the Shareholder of (or the failure of the Shareholder to perform) his representations, warranties, covenants or agreements in this Agreement and/or in the Ram Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Buyer by the Shareholder under this Agreement and/or the Ram Agreement; provided, however, under no circumstances shall the Shareholder's liability under this Section 4.1 and under Section 4.1 of the Ram Agreement exceed the total purchase price payable by Buyer to the Shareholder under this Agreement and the Ram Agreement..

         4.2. Indemnification by Buyer. In addition to any other remedies available to the Shareholder under this Agreement, or at law or in equity, Buyer shall indemnify, defend and hold harmless the Shareholder against and with respect to any and all Damages in excess of $230,000 in the aggregate that the Shareholder shall incur or suffer, which arise, result from or relate to
(a) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in the Ram Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Shareholder by or on behalf of Buyer under this Agreement or the Ram Agreement or (b) liabilities incurred by the Shareholder which arise solely and completely out of events occurring in the operation of the Company by Buyer on or after the date of this Agreement, unless such liabilities are of the liabilities specified in Section 4.1 hereof for which the Shareholder has agreed to indemnify the Buyer Indemnified Parties. Buyer further agrees that any damages realized by the Shareholder as a result of Buyer's breach of its obligations under Section 3.8 or such paragraph (b) of this Section 4.2 above shall not be subject to the $230,000 threshold specified above.

         4.3. Indemnification Procedure. If any party hereto discovers or otherwise becomes aware of one or more indemnification claims in excess of $230,000, in the aggregate, arising under Sections 4.1 and 4.2 of this Agreement or under the Ram Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement or under the Ram Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to Sections 4.1 and 4.2 hereof, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE 5

                                 MISCELLANEOUS

         5.1. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the parties hereto shall survive until August 31, 1999, notwithstanding any investigation made by or on behalf of any of the parties hereto; provided, however, that the representations and warranties contained in Section 2.1.11 hereof shall survive until the expiration of the applicable statute of limitations associated with tax issues. All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive until August 31, 1999 despite any investigation made by any party hereto or on its behalf. All covenants and agreements contained herein shall survive as provided in this Agreement.

         5.2. Entirety. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

         5.3. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         5.4. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

                                        IF TO BUYER

       Addressed to:                         With a copy to:

       Yale E. Key, Inc.                     Key Energy Group, Inc.
       P. O. Box 10627                       Two Tower Center, Tenth Floor
       Midland, Texas 79702                  East Brunswick, New Jersey 08816
       Attn: President                       Attn: General Counsel
       Facsimile: (915) 570-8990             Facsimile: (908) 247-5148

                                             and

                                             Lynch, Chappell & Alsup
                                             300 N. Marienfeld, Suite 700
                                             Midland, Texas 79701
                                             Attn: James M. Alsup
                                             Facsimile: (915) 683-2587

                                      IF TO THE SHAREHOLDER

       Addressed to:                         With a copy to:

       Robert D. Calhoon                     Maddox Law Firm
       Star Route 1, Box 45L                 P. O. Box 2508
       Strawn, Texas 76475                   Hobbs, New Mexico 88241-2508
                                             Attn: Mr. James M. Maddox
                                             Facsimile: (505) 397-2646

         Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

         5.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section or paragraph hereof.

         5.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         5.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         5.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of New Mexico.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Shareholder has executed this Agreement and the Buyer has caused this Agreement to be signed in its corporate name by its duly authorized representative, all as of the day and year first above written.


                                        YALE E. KEY, INC.


                                        By: /s/ C. RON LAIDLEY
                                           -------------------------------------
                                            C. Ron Laidley, President


                                        SHAREHOLDER

                                        /s/ ROBERT D. CALHOON
                                        ----------------------------------------
                                        Robert D. Calhoon